Exhibit 99.1

Depomed Reports Third Quarter 2011 Financial Results

MENLO PARK, Calif., Nov. 1, 2011 — Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the third quarter ended September 30, 2011 and provided an update on the company’s business.

“With the launch of Gralise in October, we’ve taken a major step in our strategic vision to become a profitable specialty pharmaceutical company initially focused on neurology.  We are pleased with the Gralise launch and market uptake.  Our highly trained and experienced sales force and field organization are executing well, and early prescription data are strong.  The reception from managed care is positive, with coverage exceeding our expectations,” said Jim Schoeneck, Depomed’s president and CEO.

“Another key accomplishment during the third quarter was restructuring our promotion agreement with Santarus for Glumetza, which we believe will translate into greater income potential for Depomed as Santarus grows the product.”

“Relative to our menopausal hot flash product candidate Serada, we are continuing to evaluate our options in light of our recently announced Breeze 3 clinical trial results.  We plan to meet with the FDA as soon as the first quarter of 2012 to determine whether there is a path to registration.”

“Today, Depomed is a growing commercial business and has a strong balance sheet with over $150 million in cash that can facilitate transactions to accelerate our growth.  I believe Depomed’s future as an integrated specialty pharma company is very bright, and that we are well-positioned to execute our strategies,” said Schoeneck.

The company’s third quarter results reflect a new commercialization agreement for Glumetza (extended release metformin hydrochloride tablets) entered into with Santarus, Inc. in August 2011.  Under terms of the agreement, Santarus began booking Glumetza product sales in September while paying Depomed a royalty on net sales of 26.5% for the remainder of 2011 with the rate increasing to 29.5% in 2012, 32.0% in 2013 and 2014, and 34.5% in 2015 and beyond.

Financial Results

Total revenues for the quarter were $16.5 million compared to $20.1 million for the third quarter of 2010.  Revenues for the third quarter of 2011 included two months of Glumetza product sales and one month of royalties on Glumetza product sales made by Santarus.  Revenues for the third quarter of 2010 included the one-time recognition of $6 million in milestone payments under development and license arrangements with Janssen Pharmaceutica and Covidien.  Net loss for the quarter was $8.6 million, or $0.15 per share, compared to net income of $1.9 million, or $0.04 per share, for the third quarter of 2010.

Cash, cash equivalents and marketable securities were $154.2 million as of September 30, 2011 compared to $76.9 million as of December 31, 2010.

During the quarter, the company distributed and recorded product sales of Glumetza for the first two months of the quarter and then transitioned the distribution of Glumetza to Santarus under the new commercialization agreement.  Santarus distributed and recorded product sales of Glumetza for the final month of the quarter.  The company recorded Glumetza product sales of $9.2 million, Glumetza cost of goods sold of $0.8 million and promotion fee expense to Santarus of $6.0 million during the third quarter of 2011, which represents two months of Depomed’s sales of Glumetza under the prior promotion agreement with Santarus.  Under the new commercialization agreement with Santarus, the company recorded Glumetza royalties of $2.1 million during the third quarter of 2011, which represents one month of royalties on Santarus’ sales of Glumetza. Glumetza product sales recognized by Depomed for the quarter reflects a $3.5 million increase in sales return reserve during the quarter resulting from a Glumetza price increase taken in August 2011.  In the corresponding quarter of the prior year, Glumetza product sales were $9.8 million, Glumetza cost of goods sold was $2.5 million and promotion fee expense to Santarus was $6.8 million.

License and collaborative revenue for the third quarter of 2011 was $5.1 million, compared to $10.2 million for the third quarter of 2010.  The decrease in license and collaborative revenue was primarily due to the one-time milestones from Janssen and Covidien recognized in the third quarter of 2010.

Total operating expenses for the quarter were $24.7 million, compared to $15.7 million for the comparable quarter of 2010.

Selling, general and administrative expense for the third quarter of 2011 was $21.5 million, compared to $11.1 million for the third quarter of 2010.  The increase in selling, general and administrative expense was primarily due to sales and marketing costs related to the launch of Gralise in October.

Conference Call

Depomed will host a conference call today, Tuesday, Nov 1, beginning at 5:00 p.m. eastern time, 2:00 p.m. pacific time, to discuss its results.  The conference call will be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com.

The conference call will be available via a live webcast and via telephone.  The dial-in number from the United States and Canada is 888-778-9067 and the conference code is 8045250.  For calls from other countries, the dial-in number is 913-312-0408.

The webcast can be accessed via the investor relations section of Depomed’s website at http://www.depomed.com.  Access the website 15 minutes prior to the start of the call to download and install any necessary audio software.  An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with two approved and marketed products. Gralise ™ (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN). Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and promoted by Santarus, Inc. in the United States. Depomed formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Statements included in this press release that are not a description of historical facts are forward-looking statements.  These forward-looking statements include statements related to the launch of Gralise, the conclusion of the Breeze 3 clinical trial and future royalties from Glumetza.  The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved.  The achievement of those plans and objectives involves risks and uncertainties including, but not limited to, risks and uncertainties related to the launch and market acceptance of Gralise; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product sales	$9,205	$9,829	$40,669	$34,086
Royalties	2,179	75	2,412	254
License and collaborative revenue	5,138	10,223	77,760	25,565
Total revenues	16,522	20,127	120,841	59,905

Costs and expenses:
Cost of sales	1,150	2,499	4,925	6,961
Research and development expense	3,208	4,602	12,405	14,360
Selling, general and administrative expense:
Promotion fee expense	6,023	6,791	27,339	23,769
Other selling, general and administrative expense	15,451	4,313	32,667	12,403
Total selling, general and administrative expense	21,474	11,104	60,006	36,172
Gain on settlement agreement	—	—	(40,000)	—
Total costs and expenses	25,832	18,205	37,336	57,493

Income (loss) from operations	(9,310)	1,922	83,505	2,412

Other income (expense):
Interest and other income	410	100	846	251
Interest expense	(24)	(130)	(133)	(471)
Total other income (expense)	386	(30)	713	(220)

Net income (loss) before income taxes	(8,924)	1,892	84,218	2,192

Benefit from (provision for) income taxes	348	(1)	345	(4)

Net income (loss)	$(8,576)	$1,891	$84,563	$2,188

Basic net income (loss) per common share	$(0.15)	$0.04	$1.56	$0.04
Diluted net income (loss) per common share	$(0.15)	$0.04	$1.51	$0.04

Shares used in computing basic net income (loss) per common share	55,371,954	52,595,214	54,267,829	52,444,627
Shares used in computing diluted net income (loss) per common share	55,371,954	53,306,449	56,071,870	53,061,251

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2011	2010
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$19,945	$22,526
Marketable securities	89,018	47,825
Accounts receivable	827	6,094
Receivables from collaborative partners	6,645	253
Inventories	3,292	1,571
Prepaid and other current assets	5,516	1,330
Total current assets	125,243	79,599
Marketable securities, long-term	45,233	6,537
Property and equipment, net	1,140	698
Other assets	169	197
	$171,785	$87,031
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$25,788	$18,473
Deferred product sales	379	1,041
Deferred license revenue	7,664	10,665
Other current liabilities	387	635
Current portion of long-term debt	—	2,170
Total current liabilities	34,218	32,984
Deferred license revenue, non-current portion	19,320	30,926
Other long-term liabilities	—	15
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and surrendered, and zero shares outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, no par value, 100,000,000 shares authorized; 55,398,067 and 52,957,787 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	202,022	191,343
Accumulated deficit	(83,743)	(168,306)
Accumulated other comprehensive gain (loss)	(32)	69
Total shareholders’ equity	118,247	23,106
	$171,785	$87,031

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

CONTACT:

Abe Wischnia, Director, Investor Relations

Depomed, Inc.

650-462-5900

awischnia@depomed.com